EXHIBIT 99.1

Steelcase Announces Workforce Reductions and Pay Restoration

GRAND RAPIDS, Mich., Sept. 01, 2020 (GLOBE NEWSWIRE) -- Steelcase Inc. (NYSE: SCS) announced that it is making permanent cost structure changes in its Americas segment and corporate functions.  The actions include early retirements, voluntary separations and involuntary separations of approximately 300 salaried employees, representing approximately 8% of the company’s salaried workforce in the Americas and Corporate, as well as early retirements of approximately 160 hourly employees.  In addition, 65 salaried employees have volunteered for part-time roles or temporary layoffs for periods ranging from three to six months.

The company also announced that it is restoring most of its salaried workers to their full base pay, with various effective dates on a country by country basis, including an effective date of August 31 for the U.S. workforce.  This action includes the reinstatement of full base pay for the company’s CEO and other executive officers, and the company’s board of directors has fully reinstated their annual retainers.

“Making these types of permanent reductions to our cost structure is something we hoped to avoid, but they became necessary as demand levels in the Americas have continued to reflect the impact of the COVID-19 pandemic,” said Jim Keane, president and CEO.  “Throughout this crisis, our customers have sought us out for our research and knowledge, and our employees have served our customers while receiving significantly reduced pay.  Our employees have been returning to our offices, where innovation efforts are ongoing and organizational energy is fully behind helping our customers transform their workplaces."

The company estimates the cost of reinstating salaries in the U.S. of approximately $20 million per quarter will be partially offset by savings of approximately $10 million per quarter related to the salaried workforce reductions.  The company estimates it will incur restructuring costs totaling approximately $30 million during its second and third quarters in connection with the workforce reductions.

“Order patterns in the Americas continued to reflect significant year-over-year declines, averaging approximately 35% during the second quarter, while order declines in EMEA and Asia Pacific moderated to approximately 20%,” said Dave Sylvester, senior vice president and CFO.  “Due to the large order backlog going into the quarter, our revenue declined by only 15% in June and July compared to the prior year, and we posted better than expected operating income for those months, which was also higher compared to the prior year as a result of the significant temporary cost reduction actions we took.  We expect to report larger revenue declines in August and the third quarter, driven by the Americas.  The workforce reductions we are announcing today are less severe than the current declines in demand levels in the Americas, as although our near-term visibility remains limited, we continue to believe demand levels will improve over the longer-term.”

Forward-looking Statements

From time to time, in written and oral statements, the company discusses its expectations regarding future events and its plans and objectives for future operations.  These forward-looking statements discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to the company, based on current beliefs of management as well as assumptions made by, and information currently available to, the company.  Forward-looking statements generally are accompanied by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "possible," "potential," "predict," "project, "targets," or other similar words, phrases or expressions.  Although the company believes these forward-looking statements are reasonable, they are based upon a number of assumptions concerning future conditions, any or all of which may ultimately prove to be inaccurate.  Forward-looking statements involve a number of risks and uncertainties that could cause actual results to vary from the company's expectations because of factors such as, but not limited to, competitive and general economic conditions domestically and internationally; acts of terrorism, war, governmental action, natural disasters, pandemics and other Force Majeure events; the COVID-19 pandemic and the actions taken by various governments and third parties to combat the pandemic; changes in the legal and regulatory environment; changes in raw material, commodity and other input costs; currency fluctuations; changes in customer demand; and the other risks and contingencies detailed in the company's most recent Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission.  Steelcase undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

About Steelcase Inc.

For over 108 years, Steelcase Inc. has helped create great experiences for the world’s leading organizations, across industries. We demonstrate this through our family of brands – including Steelcase®, Coalesse®, Designtex®, Turnstone®, Smith System®, Orangebox® and AMQ®. Together, they offer a comprehensive portfolio of architecture, furniture and technology products and services designed to unlock human promise and support social, economic and environmental sustainability. We are globally accessible through a network of channels, including over 800 Steelcase dealer locations. Steelcase is a global, industry-leading and publicly traded company with fiscal 2020 revenue of $3.7 billion.

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